Exhibit 99.1

CNX Reports Fourth Quarter and Full Year 2018 Results and Provides
Updated 2019 Guidance

PITTSBURGH (January 31, 2019) - CNX Resources Corporation (NYSE: CNX) ("CNX" or "the company") reports fourth quarter and full year 2018 results, share buyback update, and provides updated minimum 2019 guidance. Throughout this release, CNX distinguishes between "attributable to CNX shareholders" and "consolidated" results. The metric "attributable to CNX shareholders" excludes from consolidated results interests in CNX Midstream Partners LP (NYSE: CNXM) ("CNXM") not held by CNX, which were approximately 63.91% during the fourth quarter. The metric "consolidated" includes 100% of the results of CNX, CNX Gathering LLC, and CNXM on a consolidated basis.

GAAP - The following financial results are in accordance with generally accepted accounting principles in the U.S.:

During the fourth quarter, the company reported net income attributable to CNX shareholders of $102 million, or earnings of $0.50 per diluted share, compared to net income attributable to CNX shareholders of $277 million, or earnings of $1.21 per diluted share, in the fourth quarter of 2017. During the fourth quarter, the company reported total production costs of $1.89 per Mcfe, including $0.89 per Mcfe of Depreciation, Depletion, and Amortization ("DD&A"), compared to $2.17 per Mcfe, including $1.01 per Mcfe of DD&A, in the year-earlier quarter. For 2018, the company reported total production costs of $1.98 per Mcfe, including $0.89 per Mcfe of DD&A, compared to $2.23 per Mcfe, including $1.00 per Mcfe of DD&A, in the year-earlier quarter. On a consolidated basis, the company reported net income of $129 million for the 2018 fourth quarter, compared to net income of $277 million in the fourth quarter of 2017. During the fourth quarter, capital expenditures were $322 million, compared to $234 million spent in the year-earlier quarter. Also, for the quarter's ended December 31, 2018 and 2017, total weighted-average diluted shares of common stock outstanding were 203,741,408 and 227,827,425, respectively.

Non-GAAP - CNX's management uses non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the company. The following tables represent these non-GAAP financial measures:1

	Quarter	Quarter		Quarter	Quarter
	Ended	Ended		Ended	Ended
	December 31, 2018	December 31, 2017		December 31, 2018	December 31, 2017
(Dollars in millions, except per share data)	Attributable to CNX Shareholders		% Increase/(Decrease)	Consolidated		% Increase/(Decrease)
Adjusted Net Income	$132	$217	(39.2)%	$160	$217	(26.3)%
Total Shares Outstanding (in millions)[2]	198.3	223.8	(11.4)%	—	—
Adjusted Net Income per Outstanding Share[2]	$0.67	$0.97	(30.9)%	—	—
Adjusted EBITDAX	$279	$187	49.2%	$314	$187	67.9%
Adjusted EBITDAX per Outstanding Share[2]	$1.41	$0.83	69.9%	$1.58	$0.83	90.4%
Capital Expenditures[3]	$266	$234	13.7%	—	—
1The Non-GAAP financial measures in the table above are defined and reconciled to GAAP net income, under the caption "Non-GAAP Financial Measures" below.

2For the quarter's ended December 31, 2018 and 2017, total weighted-average diluted shares of common stock outstanding were 203,741,408 and 227,827,425, respectively. For the quarter ended December 31, 2018, total shares outstanding of 198,335,252 (Non-GAAP) are as of January 18, 2019. For the quarter ended December 31, 2017, total shares outstanding of 223,758,284 (Non-GAAP) are as of January 22, 2018.
3Capital expenditures exclude $56.2 million of total capital investment net to CNX Midstream Partners LP in the fourth quarter of 2018, as reported in CNX Midstream Partners LP Fourth Quarter and Full Year 2018 Results.

The following table highlights operating cash and fully burdened cash margins:

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
(Per Mcfe)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Average Sales Price - Total Company	$3.09	$2.80	$2.97	$2.66
Total Production Cash Costs	1.00	1.16	1.09	1.23
Operating Cash Margin	$2.09	$1.64	$1.88	$1.43
Operating Cash Margin (%)	68%	59%	63%	54%

Total Fully Burdened Cash Costs[1]	$1.46	$1.97	$1.63	$2.10
Fully Burdened Cash Margin	$1.63	$0.83	$1.34	$0.56
Fully Burdened Cash Margin (%)	53%	30%	45%	21%
1Fully burdened cash costs, includes production cash costs, selling, general and administrative (SG&A) cash costs, other operating cash expense, other cash (income) expense, and interest expense.

"The fourth quarter and all of 2018 highlighted our philosophy in action: as a low-cost producer, coupled with a robust hedge book, the company has created tremendous, low-risk cash margins and strong rates of return on our capital," commented Nicholas J. DeIuliis, president and CEO. "The margins we are generating drive cash flow growth and a lower leverage ratio, which allows us to execute incremental drilling activity and/or opportunistic share buybacks at high rates of return. That continuous cycle produced powerful results in the fourth quarter and for the full year 2018, and since the inception of our repurchase program in October of 2017, CNX has bought back approximately 14% of our total shares outstanding at prices we believe are substantially below our internal NAV per share, while finishing the year under our 2.5x leverage ceiling. Moving forward, we will continue to invest into areas that have a strong risk-adjusted rate of return."

Operations Summary:
During the fourth quarter of 2018, CNX sold 136 Bcfe of natural gas, or an increase of 14% from the 119 Bcfe sold in the year-earlier quarter, driven primarily from an increase in Marcellus volumes. The company set a new daily production volume record of 1.64 net Bcfe per day in the quarter. Full year 2018 production was 507 Bcfe, or an increase of approximately 25% from the 407 Bcfe produced in 2017. When excluding production associated with assets divested in the year, 2018 production was 480 Bcfe.

In the fourth quarter of 2018, CNX operated four horizontal rigs and drilled 20 wells, which included: 10 Marcellus Shale wells in Greene County, Pennsylvania; nine Marcellus Shale wells in Washington County, Pennsylvania; and one dry Utica Shale well in Westmoreland County, Pennsylvania. During the quarter, the company drilled its longest ever Marcellus Shale lateral, which was over 15,000 feet and located in the Morris field in Greene County, Pennsylvania. Also, in the quarter, the company drilled a six-well Marcellus Shale pad with an average lateral length of over 12,500 feet in Washington County, Pennsylvania.

During the quarter, the company utilized three frac crews to complete 14 wells, which included: 12 Marcellus Shale wells in Greene County, Pennsylvania; and two dry Utica Shale wells in Monroe County, Ohio. Also, in the quarter, the company reached an all-time high frac efficiency on a pad in Pennsylvania of nearly 1,300 feet per day at 2,500 pounds per foot sand loading.

CNX turned-in-line 16 wells in the fourth quarter, which included: 11 Marcellus Shale wells in Greene County, Pennsylvania; four dry Utica Shale wells in Monroe County, Ohio; and one dry Utica Shale well in Westmoreland County, Pennsylvania.

Marcellus Shale volumes, including liquids, in the 2018 fourth quarter were 87.0 Bcfe, approximately 36% higher than the 64.0 Bcfe produced in the 2017 fourth quarter. Marcellus Shale total production costs were $1.98 per Mcfe in the just-ended quarter, which is a $0.34 per Mcfe decrease from the fourth quarter of 2017 of $2.32 per Mcfe. When excluding DD&A, Marcellus Shale total production cash costs were $1.20 per Mcfe in the just-ended quarter, which is a $0.16 per Mcfe decrease from the fourth quarter of 2017 of $1.36 per Mcfe, driven by decreases to lease operating expense ("LOE"), transportation, gathering, and compression costs, and taxes. During the quarter, water disposal costs improved as the company reused more produced water for fracs, avoiding the need to send that water to disposal. Also, DD&A improved due in part to increased capital efficiencies related to the Shirley-Pennsboro wells, and the production mix benefiting from lower West Virginia rates.

Utica Shale volumes, including liquids, in the 2018 fourth quarter were 34.1 Bcfe, approximately 1% higher than the 33.8 Bcfe in the year-earlier quarter, driven primarily from activity in Monroe County, Ohio, and Pennsylvania deep dry Utica Shale, offset by the sale of the Ohio Utica joint venture assets in the third quarter of 2018. The ramp in Pennsylvania deep dry Utica and Monroe County, Ohio, volumes also benefited Utica Shale total production costs, which were $1.43 per Mcfe in the just-ended quarter, or a $0.16 per Mcfe improvement from the fourth quarter of 2017 total production costs of $1.59 per Mcfe. When excluding DD&A, Utica Shale total production cash costs were $0.42 per Mcfe in the just-ended quarter, or a $0.14 per Mcfe improvement from the fourth quarter of 2017 total production cash costs of $0.56 per Mcfe.

CNX's natural gas production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	December 31, 2018	December 31, 2017	% Increase/(Decrease)	September 30, 2018	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	79.2	53.6	47.8%	61.9	27.9%
Utica Sales Volumes (Bcf)	34.4	30.9	11.3%	31.9	7.8%
CBM Sales Volumes (Bcf)	14.8	16.0	(7.5)%	14.7	0.7%
Other Sales Volumes (Bcf)[1]	0.1	5.0	(98.0)%	—	—%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	7.1	12.2	(41.8)%	10.0	(29.0)%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%	0.1	—%
Condensate Sales Volumes (Bcfe)	0.4	1.1	(63.6)%	0.4	—%

TOTAL	136.1	118.9	14.5%	119.0	14.4%

Average Daily Production (MMcfe)	1,479.1	1,292.3		1,293.0
1Other Sales Volumes: primarily related to shallow oil and gas production.
2NGLs, oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

The following table highlights per Mcfe price and cost data for the quarter:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	December 31, 2018	December 31, 2017	September 30, 2018
Average Sales Price - Gas	$3.59	$2.29	$2.71
Average (Loss) Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$(0.56)	$0.19	$0.03
Average Sales Price - Oil*	$10.09	$7.58	$10.50
Average Sales Price - NGLs*	$4.09	$5.08	$4.68
Average Sales Price - Condensate*	$6.39	$7.68	$9.76

Average Sales Price - Total Company	$3.09	$2.80	$2.92

Average Lease Operating Expense	$0.12	$0.21	$0.14
Average Production, Ad Valorem, and Other Fees	0.06	0.08	0.06
Average Transportation, Gathering and Compression	0.82	0.87	0.84
Total Production Cash Costs	$1.00	$1.16	$1.04
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Operating Expenses.

In the fourth quarter of 2018, total production costs improved, compared to the year-earlier quarter, through reductions in LOE, transportation, gathering, and compression costs, taxes, and DD&A. LOE improved due to reduced well tending, well service jobs and repair and maintenance expenses related to the sale of the company's shallow oil and gas ("SOG") assets in the first quarter of 2018, and a reduction in water disposal costs due to increased reuse in well completions. Transportation, gathering, and compression costs improved due in part to a drier production mix resulting in lower processing fees.

During the past week, a subsurface pressure anomaly was observed during frac operations on the Shaw 1G Utica Shale well in Westmoreland County, Pennsylvania. While the cause of this anomaly is under investigation, frac operations on the Shaw pad have been temporarily suspended. The capital cost to complete and production associated with the delayed 4-well Shaw Utica pad are not currently included in 2019 guidance.

Marketing Update:
For the fourth quarter of 2018, CNX's average sales price for natural gas, natural gas liquids (NGLs), oil, and condensate was $3.09 per Mcfe. CNX's average price for natural gas was $3.59 per Mcf for the quarter and, including cash settlements from hedging, was $3.03 per Mcf. The average realized price for all liquids for the fourth quarter of 2018 was $25.61 per barrel.

CNX's weighted average differential from NYMEX in the fourth quarter of 2018 was negative $0.29 per MMBtu. With an improved Henry Hub price coupled with an improved differential, CNX's average sales price for natural gas before hedging increased 32% to $3.59 per Mcf compared with the average sales price of $2.71 per Mcf in the third quarter of 2018. Including the impact of cash settlements from hedging, CNX's average sales price for natural gas was $0.29 per Mcf, or 11%, higher than the third quarter of 2018 and $0.55 per Mcf, or 22%, higher than last year's fourth quarter.

2019 Capital Budget and Guidance:
CNX expects a minimum base of 2019 production volumes of at least 495-515 Bcfe, which equates to an approximately 5% annual increase, based on the midpoint of the minimum guidance, compared to 2018 volumes from retained assets of 480 Bcfe.

The company expects 2019 drilling and completion ("D&C") capital of at least $575-$625 million and approximately $175 million of capital associated with land, midstream, and water infrastructure. On a consolidated basis, the company expects a 2019 capital budget of $1,000-$1,080 million, which includes $250-$280 million of capital that CNXM is responsible for. The company will evaluate multiple factors to determine incremental activity throughout the year, and CNX would expect to update guidance accordingly.

The company expects stand-alone adjusted EBITDAX, which includes approximately $55 million in distributions received from ownership interests in CNXM, of $790-$825 million, based on NYMEX as of January 15, 2019. The company expects 2019 consolidated adjusted EBITDAX of $945-$985 million.

The total cash production costs will be a function of the final activity set and weighting by segment. Current EBITDAX guidance reflects a more heavily weighted Marcellus activity set, similar to the 2018 development program.

"The company remains committed to our philosophy to maximize the long-term per share value through prudent capital allocation and continuous cost management," continued Mr. DeIuliis. "Our 2019 production and capital guidance highlights our minimum level of activity, and we will continue to evaluate this activity throughout the year under the lens of our share price, forward gas prices, Utica data set, and M&A opportunities, to name a few. Depending on those factors and the risk-adjusted returns impact, we will add activity and incremental D&C capital in the year, which could change the current production mix. We have built a plan that has a considerable amount of flexibility to adjust to these ever-changing market conditions. We believe that this flexibility differentiates CNX, as we do not believe that smart production growth and building value and returning it to our shareholders are mutually exclusive goals."

Note: CNX Resources Corporation is unable to provide a reconciliation of projected stand-alone or consolidated adjusted EBITDAX to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing, and potential significance of certain income statement items.

Total hedged natural gas production in the 2019 first quarter is 88.7 Bcf. The annual gas hedge position is shown in the table below:

	2019	2020
Volumes Hedged (Bcf), as of 1/18/19	376.0*	468.6
*Includes actual settlements of 28.4 Bcf.

CNX’s hedged gas volumes include a combination of NYMEX financial hedges, index (NYMEX and basis) financial hedges, and physical fixed price sales. In addition, to protect the NYMEX hedge volumes from basis exposure, CNX enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CNX’s gas hedge position as of January 18, 2019 is shown in the table below:

	Q1 2019	2019	2020	2021	2022	2023
NYMEX Only Hedges
Volumes (Bcf)	83.5	359.2	457.2	389.1	262.9	99.3
Average Prices ($/Mcf)	$3.07	$3.05	$2.96	$2.91	$2.96	$2.84
Physical Fixed Price Sales and Index Hedges
Volumes (Bcf)	5.2	16.8	11.4	21.2	13.7	27.6
Average Prices ($/Mcf)	$2.84	$2.63	$2.43	$2.48	$2.56	$2.10
Total Volumes Hedged (Bcf)	88.7	376.0	468.6	410.3	276.6	126.9

NYMEX + Basis (fully-covered volumes)[1]
Volumes (Bcf)	87.1	369.3	424.4	351.5	216.7	101.9
Average Prices ($/Mcf)	$2.78	$2.70	$2.50	$2.36	$2.35	$2.23
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	1.6	6.7	44.2	58.8	59.9	25.0
Average Prices ($/Mcf)	$3.07	$3.05	$2.96	$2.91	$2.96	$2.84
Total Volumes Hedged (Bcf)	88.7	376.0	468.6	410.3	276.6	126.9
1Includes physical sales with fixed basis in Q1 2019, 2019, 2020, 2021, 2022, and 2023 of 30.7 Bcf, 119.5 Bcf, 74.4 Bcf, 74.6 Bcf, 34.3 Bcf, and 3.5 Bcf, respectively.

During the fourth quarter of 2018, CNX added additional NYMEX natural gas hedges of 1.0 Bcf, 10.4 Bcf, 201.4 Bcf, 153.4 Bcf, 63.4 Bcf, and 19.0 for 2018, 2019, 2020, 2021, 2022, and 2023, respectively. To help mitigate basis exposure on NYMEX hedges, in the fourth quarter CNX added 2.2 Bcf, 19.4 Bcf, 157.2 Bcf, 110.2 Bcf, 39.4 Bcf, and 32.8 Bcf of basis hedges for 2018, 2019, 2020, 2021, 2022, and 2023, respectively.

Finance:
At December 31, 2018, CNX's net debt attributable to CNX shareholders to trailing-twelve-months (TTM) adjusted EBITDAX attributable to CNX Shareholders was 2.25x. On a consolidated basis, CNX's net debt to TTM adjusted EBITDAX from continuing operations was 2.29x.
At December 31, 2018, the company's credit facility had $612 million of borrowings outstanding and $198 million of letters of credit outstanding, leaving $1,290 million of unused capacity. In addition, CNX holds 21.7 million CNXM limited partnership units, with a current market value of approximately $381 million as of January 16, 2019, a 2% General Partner interest, and incentive distribution rights.
Since the October 2017 inception of the current repurchase program and as of January 18, 2019, CNX has repurchased a total of approximately 32.6 million shares for approximately $490 million life-to-date, resulting in 198,335,252 shares outstanding, which is an approximately 14% reduction to total shares outstanding. The company has approximately $260 million remaining on its current $750 million share repurchase program, which is not subject to an expiration date.

About CNX
CNX Resources Corporation (NYSE: CNX) is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on responsibly developing its resource base. As of December 31, 2018, CNX had 7.9 trillion cubic feet equivalent of proved natural gas reserves. The company is a member of the Standard & Poor's Midcap 400 Index. Additional information may be found at www.cnx.com.

Non-GAAP Financial Measures
Definitions: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDAX is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization, and exploration. Adjusted EBITDAX is defined as EBITDAX after adjusting for the discrete items listed below. Although EBIT, EBITDAX, and adjusted EBITDAX are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Resources because they are widely used to evaluate a company's operating performance. We exclude stock-based compensation from adjusted EBITDAX because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDAX, or adjusted EBITDAX identically, the presentation here may not be comparable to similarly titled measures of other companies. Adjusted EBITDAX per outstanding share, adjusted net income per outstanding share, and adjusted EBITDAX attributable to CNX Shareholders per outstanding share, with shares measured as of January 18, 2019, are not measures of performance calculated in accordance with generally accepted accounting principles. Management believes that these financial measures are useful to an investor in evaluating CNX Resources because (i) analysts utilize these metrics when evaluating company performance and, (ii) given that we have an active share repurchase program, analysts have requested this information as of a recent practicable date, and we want to provide updated information to investors.

Reconciliation of EBIT, EBITDAX, adjusted EBITDAX, adjusted net income (loss), adjusted net income (loss) attributable to CNX shareholders, net debt attributable to CNX shareholders, and TTM EBITDAX to financial net income attributable to CNX Resources shareholders is as follows (dollars in 000):

	Three Months Ended
	December 31,
	2018	2018	2018	2018	2017
Dollars in thousands	E&P	Midstream	Unallocated[1]	Total Company	Total Company
Net Income (Loss)	$48,250	$39,309	$41,856	$129,415	$276,643

Less: Income from Discontinued Operations	—	—	—	—	9,391
Add: Interest Expense	26,471	6,751	—	33,222	40,319
Less: Interest Income	1	—	—	1	(1,198)
Add: Income Taxes	—	—	(23,713)	(23,713)	71,566
Add: Income Tax Reform Benefit	—	—	—	—	(269,090)
Earnings Before Interest & Taxes (EBIT)	74,722	46,060	18,143	138,925	127,631

Add: Depreciation, Depletion & Amortization	122,315	7,770	(1)	130,084	122,707

Add: Exploration Expense	$2,633	$—	$—	$2,633	$14,093

Earnings Before Interest, Taxes, DD&A and Exploration (EBITDAX) from Continuing Operations	$199,670	$53,830	$18,142	$271,642	$264,431

Adjustments:
Unrealized Loss (Gain) on Commodity Derivative Instruments	36,727	—	—	36,727	(105,879)
Loss on Certain Asset Sales	—	—	96	96	—
Severance Expense	(55)	—	—	(55)	177
(Gain) Loss on Debt Extinguishment	—	—	(315)	(315)	896
Stock-Based Compensation	4,842	636	—	5,478	3,907
Fair Value Put Option	—	—	—	—	3,500
Settlement Expense	—	—	—	—	19,787
Total Pre-tax Adjustments	41,514	636	(219)	41,931	(77,612)

Adjusted EBITDAX from Continuing Operations	$241,184	$54,466	$17,923	$313,573	$186,819

Less: Adjusted EBITDA Attributable to Noncontrolling Interest[2]	—	34,550	—	34,550	—

Adjusted EBITDAX Attributable to CNX Resources Shareholders	$241,184	$19,916	$17,923	$279,023	$186,819
Note: Income tax effect of Total Pre-tax Adjustments was ($11,371) and $17,850 for the three months ended December 31, 2018 and December 31, 2017, respectively.
Adjusted net income attributable to CNX shareholders for the three months ended December 31, 2018 is calculated as GAAP net income attributable to CNX shareholders of $101,927 plus total pre-tax adjustments from the above table of $41,931, less the associated tax expense of $11,371 equals adjusted net income of $132,487. Adjusted net income attributable to CNX shareholders for the three months ended December 31, 2017 is calculated as GAAP net income attributable to CNX shareholders of $276,643 less total pre-tax adjustments from the above table of $77,612, plus the associated tax benefit of $17,850 equals the adjusted net income attributable to CNX shareholders of $216,881.

Adjusted net income consolidated for the three months ended December 31, 2018 is calculated as GAAP net income of $129,415 plus total pre-tax adjustments from the above table of $41,931, less the associated tax expense of $11,371 equals adjusted net income of $159,975. Adjusted net income consolidated for the three months ended December 31, 2017 is calculated as GAAP net income of $276,643 less total pre-tax adjustments from the above table of $77,612, plus the associated tax benefit of $17,850 equals the adjusted net income of $216,881
1CNX's unallocated expenses include other expense, gain on sale of assets, loss on debt extinguishment, impairment of other intangible asset and income taxes.
2Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended December 31, 2018 is Net Income Attributable to Noncontrolling interest of $27,488 plus Depreciation, Depletion and Amortization of $3,189, plus Interest Expense of $3,480, plus Stock-based compensation of $393. Calculated by taking an average noncontrolling interest percentage of 63.91%.

Management uses net debt to determine the company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using net debt attributable to CNX Resources shareholders is useful to investors in determining the company's leverage ratio since the company could choose to use its cash and cash equivalents to retire debt.

Net Debt Attributable to CNX Shareholders	December 31, 2018
	E&P	Midstream	Total
Total Debt (GAAP)[1]	$1,921,285	$477,215	$2,398,500
Less Cash and Cash Equivalents	787	16,411	17,198
Net Debt (Non-GAAP)	1,920,498	460,804	2,381,302
Net Debt Attributable to Noncontrolling Interest[2]	—	294,500	294,500
Net Debt Attributable to CNX Shareholders	$1,920,498	$166,304	$2,086,802
1Includes current portion.
2Calculated by taking an average noncontrolling interest percentage of 63.91%.

Trailing-Twelve-Months (TTM) EBITDAX	Three Months Ended				Twelve Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
($ in thousands)	2018	2018	2018	2018	2018
Net Income	$545,546	$61,394	$146,756	$129,415	$883,111
Add: Interest Expense	38,551	38,438	35,723	33,222	145,934
Less: Interest Income	(76)	—	(42)	1	(117)
Add: Income Taxes	213,694	(31,102)	56,678	(23,713)	215,557
Earnings Before Interest & Taxes (EBIT) from Continuing Operations	797,715	68,730	239,115	138,925	1,244,485
Add: Depreciation, Depletion & Amortization	124,667	119,087	119,585	130,084	493,423
Add: Exploration Expense	2,380	3,699	3,321	2,633	12,033
Earnings Before Interest, Taxes, DD&A, and Exploration (EBITDAX) from Continuing Operations	$924,762	$191,516	$362,021	$271,642	$1,749,941
Adjustments:
Unrealized Loss (Gain) on Commodity Derivative Instruments	(52,078)	(8,975)	(15,181)	36,727	(39,507)
Settlement Expense	—	—	2,000	—	2,000
(Gain) Loss on Certain Asset Sales	(9,487)	—	(130,849)	96	(140,240)
Gain on Previously Held Equity Interest	(623,663)	—	—	—	(623,663)
Severance Expense	814	257	513	(55)	1,529
Fair Value Put Option	(3,500)	—	—	—	(3,500)
Other Transaction Fees	1,149	—	—	—	1,149
Stock Based Compensation	4,909	5,709	5,245	5,478	21,341
Loss (Gain) on Debt Extinguishment	15,635	23,413	15,385	(315)	54,118
Impairment of Other Intangible Assets	—	18,650	—	—	18,650
Total Pre-tax Adjustments	$(666,221)	$39,054	$(122,887)	$41,931	$(708,123)
Adjusted EBITDAX from Continuing Operations	$258,541	$230,570	$239,134	$313,573	$1,041,818
Less: Adjusted EBITDA Attributable to Noncontrolling Interest[1]	22,388	26,711	29,083	34,550	112,732
Adjusted EBITDAX Attributable to CNX Shareholders	$236,153	$203,859	$210,051	$279,023	$929,086
1Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended March 31, 2018 is Net Income Attributable to Noncontrolling interest of $17,983 plus Depreciation, Depletion and Amortization of $2,707, plus Interest Expense of $1,398, plus Stock-based compensation of $300. Calculated by taking an average noncontrolling interest percentage of 63.91%.
Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended June 30, 2018 is Net Income Attributable to Noncontrolling interest of $19,380 plus Depreciation, Depletion and Amortization of $3,078, plus Interest Expense of $3,836, plus Stock-based compensation of $417. Calculated by taking an average noncontrolling interest percentage of 63.91%.
Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended September 30, 2018 is Net Income Attributable to Noncontrolling interest of $21,727 plus Depreciation, Depletion and Amortization of $3,171, plus Interest Expense of $3,877, plus Stock-based compensation of $308. Calculated by taking an average noncontrolling interest percentage of 63.91%.
Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended December 31, 2018 is reconciled above.
Cautionary Statements
We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in 21E of the Securities Exchange Act of 1934 (the "Exchange Act")) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," "will," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe a strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: prices for natural gas and natural gas liquids are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas and natural gas liquids affecting our operating results and cash flows; our dependence on gathering, processing and transportation facilities and other midstream facilities owned by CNXM and others; disruption of, capacity constraints in, or proximity to pipeline systems that could limit sales of our natural gas and natural gas liquids, and decreases in availability of third-party pipelines or other midstream facilities interconnected to CNXM’s gathering systems; uncertainties in estimating our economically recoverable natural gas reserves, and inaccuracies in our estimates; the high-risk nature of drilling natural gas wells; our identified drilling locations are scheduled out over multiple years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling; challenges associated with strategic determinations, including the allocation of capital and other resources to strategic opportunities; our development and exploration projects, as well as CNXM’s midstream system development, require substantial capital expenditures; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and for our securities; environmental regulations can increase costs and introduce uncertainty that could adversely impact the market for natural gas with potential short and long-term liabilities; our operations are subject to operating risks that could increase our operating expenses and decrease our production levels which could adversely affect our results of operations. Our operations are also subject to hazards and any losses or liabilities we suffer from hazards, which occur in our operations may not be fully covered by our insurance policies; decreases in the availability of, or increases in the price of, required personnel, services, equipment, parts and raw materials in sufficient quantities or at reasonable costs to support our operations; if natural gas prices decrease or drilling efforts are unsuccessful, we may be required to record write-downs of our proved natural gas properties; changes in assumptions impacting management’s estimates of future financial results as well as other assumptions such as movement in the Company's stock price, weighted-average cost of capital, terminal growth rates and industry multiples, could cause goodwill and other intangible assets we hold to become impaired and result in material non-cash charges to earnings; a loss of our competitive position because of the competitive nature of the natural gas industry, consolidation within the industry, or overcapacity in the industry adversely affecting our ability to sell our products and midstream services, which could impair our profitability; deterioration in the economic conditions in any of the industries in which our customers operate, a domestic or worldwide financial downturn, or negative credit market conditions; hedging activities may prevent us from benefiting from price increases and may expose us to other risks; existing and future government laws, regulations and other legal requirements and judicial decisions that govern our business may increase our costs of doing business and may restrict our operations; significant costs and liabilities may be incurred as a result of pipeline operations and related increase in the regulation of gas gathering pipelines; our ability to find adequate water sources for our use in shale gas drilling and production operations, or our ability to dispose of, transport or recycle water used or removed in connection with our gas operations at a reasonable cost and within applicable environmental rules; failure to find or acquire economically recoverable natural gas reserves to replace our current natural gas reserves; risks associated with our debt; our borrowing base could decrease for a variety of reasons including lower natural gas prices, declines in natural gas proved reserves, asset sales and lending requirements or regulations; changes in federal or state income tax laws; ; cyber-incidents could have a material adverse effect on our business, financial condition or results of operations; construction of new gathering, compression, dehydration, treating or other midstream assets by CNXM may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks; our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel; terrorist activities could materially and adversely affect our business and results of operations; we may operate a portion of our business with one or more joint venture partners or in circumstances where we are not the operator, which may restrict our operational and corporate flexibility and we may not realize the benefits we expect to realize from a joint venture; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; the outcomes of various legal proceedings, including those which are more fully described in our reports filed under the Exchange Act; there is no guarantee that we will continue to repurchase shares of our common stock under our current or any future share repurchase program at levels undertaken previously or at all; negative public perception regarding our industry could have an adverse effect on our operations; CONSOL Energy may fail to perform under various transaction agreements that were executed as part of the separation, including with respect to indemnification obligations; CONSOL Energy may not be able to satisfy its indemnification obligations in the future and such indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which CONSOL Energy has been allocated responsibility; and the separation could result in substantial tax liability.. Additional factors are described in detail under the captions "Forward Looking Statements" and "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, as supplemented by our quarterly reports on Form 10-Q.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
(Unaudited)	2018	2017	2018	2017
Revenue and Other Operating Income:
Natural Gas, NGLs and Oil Revenue	$493,085	$312,714	$1,577,937	$1,125,224
(Loss) Gain on Commodity Derivative Instruments	(108,964)	126,422	(30,212)	206,930
Purchased Gas Revenue	27,441	21,117	65,986	53,795
Midstream Revenue	20,098	—	89,781	—
Other Operating Income	3,795	16,698	26,942	69,182
Total Revenue and Other Operating Income	435,455	476,951	1,730,434	1,455,131
Costs and Expenses:
Operating Expense
Lease Operating Expense	16,789	24,473	95,139	88,932
Transportation, Gathering and Compression	71,998	103,165	302,933	382,865
Production, Ad Valorem, and Other Fees	8,472	9,413	32,750	29,267
Depreciation, Depletion and Amortization	130,084	122,707	493,423	412,036
Exploration and Production Related Other Costs	2,633	14,093	12,033	48,074
Purchased Gas Costs	27,414	20,366	64,817	52,597
Impairment of Exploration and Production Properties	—	—	—	137,865
Impairment of Other Intangible Assets	—	—	18,650	—
Selling, General and Administrative Costs	36,113	28,221	134,806	93,211
Other Operating Expense	21,174	42,510	72,412	112,369
Total Operating Expense	314,677	364,948	1,226,963	1,357,216
Other Expense (Income)
Other (Income) Expense	(9,758)	(13,978)	(14,571)	3,825
Gain on Sale of Assets	(8,073)	(3,744)	(157,015)	(188,063)
Gain on Previously Held Equity Interest	—	—	(623,663)	—
(Gain) Loss on Debt Extinguishment	(315)	896	54,118	2,129
Interest Expense	33,222	40,319	145,934	161,443
Total Other Expense (Income)	15,076	23,493	(595,197)	(20,666)
Total Costs And Expenses	329,753	388,441	631,766	1,336,550
Income from Continuing Operations Before Income Tax	105,702	88,510	1,098,668	118,581
Income Tax (Benefit) Expense	(23,713)	(197,524)	215,557	(176,458)
Income From Continuing Operations	129,415	286,034	883,111	295,039
(Loss) Income From Discontinued Operations, net	—	(9,391)	—	85,708
Net Income	129,415	276,643	883,111	380,747
Less: Net Income Attributable to Noncontrolling Interests	27,488	—	86,578	—
Net Income Attributable to CNX Resources Shareholders	$101,927	$276,643	$796,533	$380,747

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
(Unaudited)	2018	2017	2018	2017
Earnings Per Share
Basic
Income from Continuing Operations	$0.51	$1.27	$3.75	$1.29
(Loss) Income from Discontinued Operations	—	(0.04)	—	0.37
Total Basic Earnings Per Share	$0.51	$1.23	$3.75	$1.66
Diluted
Income from Continuing Operations	$0.50	$1.26	$3.71	$1.28
(Loss) Income from Discontinued Operations	—	(0.05)	—	0.37
Total Diluted Earnings Per Share	$0.50	$1.21	$3.71	$1.65

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Year Ended
(Dollars in thousands)	December 31,		December 31,
(Unaudited)	2018	2017	2018	2017
Net Income	$129,415	$276,643	$883,111	$380,747
Other Comprehensive (Loss) Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: $2, ($1,244), ($792), ($7,365))	(332)	1,798	1,672	12,228

Comprehensive Income	129,083	278,441	884,783	392,975

Less: Comprehensive Income Attributable to Noncontrolling Interest	27,488	—	86,578	—

Comprehensive Income Attributable to CNX Resources Shareholders	$101,595	$278,441	$798,205	$392,975

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and Cash Equivalents	$17,198	$509,167
Accounts and Notes Receivable:
Trade	252,424	156,817
Other Receivables	11,077	48,908
Supplies Inventories	9,715	10,742
Recoverable Income Taxes	149,481	31,523
Prepaid Expenses	61,791	95,347
Total Current Assets	501,686	852,504
Property, Plant and Equipment:
Property, Plant and Equipment	9,567,428	9,316,495
Less—Accumulated Depreciation, Depletion and Amortization	2,624,984	3,526,742
Total Property, Plant and Equipment—Net	6,942,444	5,789,753
Other Assets:
Investment in Affiliates	18,663	197,921
Goodwill	796,359	—
Other Intangible Assets	103,200	—
Other	229,818	91,735
Total Other Assets	1,148,040	289,656
TOTAL ASSETS	$8,592,170	$6,931,913

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	December 31, 2018	December 31, 2017
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$229,806	$211,161
Current Portion of Long-Term Debt	6,997	7,111
Other Accrued Liabilities	286,172	223,407
Total Current Liabilities	522,975	441,679
Long-Term Debt:
Long-Term Debt	2,378,205	2,187,026
Capital Lease Obligations	13,299	20,347
Total Long-Term Debt	2,391,504	2,207,373
Deferred Credits and Other Liabilities:
Deferred Income Taxes	398,682	44,373
Asset Retirement Obligations	37,479	198,768
Other	159,787	139,821
Total Deferred Credits and Other Liabilities	595,948	382,962
TOTAL LIABILITIES	3,510,427	3,032,014
Stockholders’ Equity:
Common Stock, $0.01 Par Value; 500,000,000 Shares Authorized, 198,663,342 Issued and Outstanding at December 31, 2018; 223,743,322 Issued and Outstanding at December 31, 2017	1,990	2,241
Capital in Excess of Par Value	2,264,063	2,450,323
Preferred Stock, 15,000,000 Shares Authorized, None Issued and Outstanding	—	—
Retained Earnings	2,071,809	1,455,811
Accumulated Other Comprehensive Loss	(7,904)	(8,476)
Total CNX Resources Stockholders’ Equity	4,329,958	3,899,899
Noncontrolling Interest	751,785	—
TOTAL STOCKHOLDERS' EQUITY	5,081,743	3,899,899
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,592,170	$6,931,913

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total CNX Resources Corporation Stockholders’ Equity	Non- Controlling Interest	Total Stockholders' Equity
December 31, 2017	$2,241	$2,450,323	$1,455,811	$(8,476)	$3,899,899	$—	$3,899,899
(Unaudited)
Net Income	—	—	796,533	—	796,533	86,578	883,111
Actuarially Determined Long-Term Liability Adjustments (Net of ($792) Tax)	—	—	—	1,672	1,672	—	1,672
Comprehensive Income	—	—	796,533	1,672	798,205	86,578	884,783

Issuance of Common Stock	8	1,705	—	—	1,713	—	1,713
Purchase and Retirement of Common Stock (25,894,324 shares)	(259)	(206,895)	(176,598)	—	(383,752)	—	(383,752)
Shares Withheld for Taxes	—	—	(5,037)	—	(5,037)	(348)	(5,385)
Acquisition of CNX Gathering, LLC	—	—	—	—	—	718,577	718,577
Amortization of Stock-Based Compensation Awards	—	18,930	—	—	18,930	2,411	21,341
Distributions to CNXM Noncontrolling Interest Holders	—	—	—	—	—	(55,433)	(55,433)
ASU 2018-02 Reclassification	$—	$—	$1,100	$(1,100)	$—	$—	$—
December 31, 2018	$1,990	$2,264,063	$2,071,809	$(7,904)	$4,329,958	$751,785	$5,081,743

CNX RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Year-Ended
(Unaudited)	December 31		December 31
Cash Flows from Operating Activities:	2018	2017	2018	2017
Net Income	$129,416	$276,643	$883,111	$380,747
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Continuing Operating Activities:
Net Loss (Income) from Discontinued Operations	—	9,391	—	(85,708)
Depreciation, Depletion and Amortization	130,084	122,707	493,423	412,036
Amortization of Deferred Financing Costs	1,722	3,994	8,361	10,630
Impairment of Exploration and Production Properties	—	—	—	137,865
Impairment of Other Intangible Assets	—	—	18,650	—
Stock-Based Compensation	5,480	3,912	21,341	16,983
Gain on Sale of Assets	(8,073)	(3,744)	(157,015)	(188,063)
Gain on Previously Held Equity Interest	—	—	(623,663)	—
(Gain) Loss on Debt Extinguishment	(316)	896	54,118	2,129
Loss (Gain) on Commodity Derivative Instruments	108,964	(126,422)	30,212	(206,930)
Net Cash (Paid) Received in Settlement of Commodity Derivative Instruments	(72,237)	20,543	(69,720)	(41,174)
Deferred Income Taxes	86,444	(163,895)	345,560	(142,829)
Equity in Earnings of Affiliates	(675)	(15,020)	(5,363)	(49,830)
Changes in Operating Assets:
Accounts and Notes Receivable	(107,859)	(45,534)	(57,734)	(32,792)
Supplies Inventories	11	10,418	1,027	4,254
Recoverable Income Tax	(109,997)	60,288	(118,498)	76,196
Prepaid Expenses	(1,054)	(5,496)	(1,391)	631
Changes in Other Assets	4,221	(10,772)	4,904	22,018
Changes in Operating Liabilities:
Accounts Payable	10,228	30,310	12,760	45,669
Accrued Interest	(11,650)	(35,456)	(5,839)	(2,955)
Other Operating Liabilities	22,716	49,246	53,135	81,969
Changes in Other Liabilities	8,179	(24,693)	(1,556)	(7,778)
Net Cash Provided by Continuing Operating Activities	195,604	157,316	885,823	433,068
Net Cash Provided by Discontinued Operating Activities	—	9,521	—	215,619
Net Cash Provided by Operating Activities	195,604	166,837	885,823	648,687
Cash Flows from Investing Activities:
Capital Expenditures	(322,273)	(233,585)	(1,116,397)	(632,846)
CNX Gathering LLC Acquisition, Net of Cash Acquired	—	—	(299,272)	—
Proceeds from Asset Sales	10,956	5,228	511,767	414,185
Net Distributions from Equity Affiliates	1,500	7,253	9,250	42,873
Net Cash Used in Continuing Investing Activities	(309,817)	(221,104)	(894,652)	(175,788)
Net Cash Used in Discontinued Investing Activities	—	(12,695)	—	(46,133)
Net Cash Used in Investing Activities	(309,817)	(233,799)	(894,652)	(221,921)
Cash Flows from Financing Activities:
Proceeds from CNX Revolving Credit Facility	173,000	—	612,000	—
Payments on Miscellaneous Borrowings	(1,709)	(2,013)	(7,165)	(8,037)
Payments on Long-Term Notes	(19,600)	(25,988)	(955,019)	(239,716)
Proceeds from Issuance of CNXM Senior Notes	—	—	394,000	—
Net Proceeds from (Payments on) CNXM Revolving Credit Facility	40,000	—	(65,500)	—
Distributions to CNXM Noncontrolling Interest Holders	(14,594)	—	(55,433)	—
Proceeds from Spin-Off of CONSOL Energy Inc.	—	425,000	—	425,000
Proceeds from Issuance of Common Stock	23	150	1,713	1,009
Shares Withheld for Taxes	(51)	(335)	(5,385)	(6,681)
Purchases of Common Stock	(87,387)	(103,209)	(381,752)	(103,209)
Debt Issuance and Financing Fees	(943)	(63)	(20,599)	(361)
Net Cash Provided by (Used in) Continuing Financing Activities	88,739	293,542	(483,140)	68,005
Net Cash Provided by (Used in) Discontinued Financing Activities	—	1,429	—	(31,903)
Net Cash Provided by (Used in) Financing Activities	88,739	294,971	(483,140)	36,102
Net (Decrease) Increase in Cash and Cash Equivalents	(25,474)	228,009	(491,969)	462,868
Cash and Cash Equivalents at Beginning of Period	42,672	281,158	509,167	46,299
Cash and Cash Equivalents at End of Period	$17,198	$509,167	$17,198	$509,167